PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(4)
TO PROSPECTUS DATED JULY 1, 1999                      REGISTRATION NO. 333-80611

$345,000,000

[LSI Logic Logo]

4 1/4% Convertible Subordinated Notes due 2004 and Shares of Common Stock

This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of LSI Logic Corporation and the shares of common stock, par value of $0.01 per share, of LSI Logic Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated July 1, 1999, and the prospectus supplements dated July 22, 1999, August 23, 1999, October 4, 1999, November 9, 1999, and December 10, 1999 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

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
                                                        PRINCIPAL                         NUMBER OF
                                                        AMOUNT OF                         SHARES OF       PERCENTAGE
                                                    NOTES BENEFICIALLY   PERCENTAGE OF   COMMON STOCK     OF COMMON
                                                        OWNED THAT           NOTES       THAT MAY BE        STOCK
                       NAME                            MAY BE SOLD        OUTSTANDING      SOLD(1)      OUTSTANDING(2)
----------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston Corporation............     $13,759,000          3.99%           877,683            *
----------------------------------------------------------------------------------------------------------------------
Deutsche Bank Securities..........................      17,650,000          5.11%         1,125,889            *
----------------------------------------------------------------------------------------------------------------------
Hull Overseas Ltd.................................         150,000              *             9,568            *
----------------------------------------------------------------------------------------------------------------------
ICI American Holdings Trust.......................       1,145,000              *            73,039            *
----------------------------------------------------------------------------------------------------------------------
Morgan Stanley Dean Witter........................         250,000              *            15,947            *
----------------------------------------------------------------------------------------------------------------------
Sage Capital......................................         250,000              *            15,947            *
----------------------------------------------------------------------------------------------------------------------
Transamerica Life Insurance & Annuity Company.....       5,000,000          1.45%           318,949            *
----------------------------------------------------------------------------------------------------------------------
Zeneca Holdings Trust.............................         760,000              *            48,480            *

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 *  Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the conversion price of $15.6765 per share (adjusted from the initial conversion price of $31.353, pursuant to a two-for-one stock split effective February 4, 2000 and distributed on February 16, 2000); such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 302,820,164 shares of common stock outstanding as of March 22, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 23, 2000.